Exhibit 99.3

Officers and Directors of the Reporting Persons

CRES, CRS, CMFII, CSOM and Mr. Freidheim have entered into an investment management agreement with Cyrus Capital, giving Cyrus Capital full voting and dispositive power over the Common Shares of Sphere 3D held by the Reporting Persons. Cyrus GP is the general partner of Cyrus Capital. Cyrus Advisors is the general partner of CRES and CRS. Mr. Freidheim is the manager of Cyrus GP, the managing member of Cyrus Advisors and is Chief Investment Officer of Cyrus Capital.

Name and Business Address	Principal Occupation and Name, Principal Business and Address of the Employing Organizations	Citizenship

Stephen C. Freidheim 399 Park Avenue, 39th Floor, New York, NY 10022	Cyrus Capital Chief Investment Officer of Cyrus Capital, which is a Registered Investment Advisor. Cyrus Capital’s principal office is located at 399 Park Avenue, 39th Floor, New York, NY 10022.	United States

Cyrus GP

Manager of Cyrus GP, which is the general partner of Cyrus Capital. Cyrus GP’s principal office is located at 399 Park Avenue, 39th Floor, New York, NY 10022.

FBC

Cyrus Capital serves as Manager to FBC, and as described above, Stephen C. Freidheim is the manager of Cyrus GP, which is the general partner of Cyrus Capital.

Jennifer M. Pulick 399 Park Avenue, 39th Floor, New York, NY 10022

Cyrus Capital

Chief Compliance Officer and General Counsel of Cyrus Capital , which is a Registered Investment Advisor. Cyrus Capital’s principal office is located at 399 Park Avenue, 39th Floor, New York, NY 10022.

United States

Brennan Joseph McCaw 399 Park Avenue, 39th Floor, New York, NY 10022	Cyrus Capital Chief Financial Officer of Cyrus Capital, which is a Registered Investment Advisor. Cyrus Capital’s principal office is located at 399 Park Avenue, 39th Floor, New York, NY 10022.	Canada

James Tucker 399 Park Avenue, 39th Floor, New York, NY 10022	Cyrus Capital Chief Operating Officer of Cyrus Capital, which is a Registered Investment Advisor. Cyrus Capital’s principal office is located at 399 Park Avenue, 39th Floor, New York, NY 10022.	United States

Name and Business Address	Principal Occupation and Name, Principal Business and Address of the Employing Organizations	Citizenship

Martin Lang 347 Patrick’s Avenue Patrick’s Island, Grand Cayman, Cayman Islands	CMFII Director of CMFII. CMFII’s principal office is located at 399 Park Avenue, 39th Floor, New York, NY 10022.	British

	CSOM Director of CSOM. CSOM’s principal office is located at 399 Park Avenue, 39th Floor, New York, NY 10022.	British

Tim Woolaver 4th Floor Harbour Centre, Grand Cayman, Cayman Islands	CMFII Director of CMFII. CMFII’s principal office is located at 399 Park Avenue, 39th Floor, New York, NY 10022.	Canadian

	CSOM Director of CSOM. CSOM’s principal office is located at 399 Park Avenue, 39th Floor, New York, NY 10022.	British

Mr. Woolaver is also the Senior Company Manager of International Management Services Ltd., which engaged in Provision of Company Management. International Management Services Ltd.’s principal office is located at 4th Floor, Harbour Centre, Grand Cayman, Cayman Islands.